Exhibit 21.1
SUBSIDIARIES OF
VOYAGER LEARNING COMPANY (Delaware)
December 2008

Voyager Learning Company subsidiaries are 100% owned by Voyager Learning Company unless otherwise indicated	State of Incorporation

Voyager Expanded Learning, Inc.	Delaware